NEWS FROM

UQM

Contact: John Baldiserra
BPC Financial Marketing
800-368-1217
or
Donald A. French
UQM Technologies, Inc.
303-682-4918

For Immediate Release

U.S. Department of Energy Extends Term of UQM Technologies American Recovery and Reinvestment Grant to Five Years

- $45.1 million ARRA Grant's period of performance extended from 3 years to 5 years
- Grant funding has been instrumental in facilitating the installation of volume production lines to manufacture electric propulsion systems for the CODA all-electric car and other current and potential customers
- Grant funded activities include product qualification and testing activities for a higher power propulsion system for the medium-duty truck and bus market
- Through March 31, 2012, the company has qualified for funding under the Grant of $16.9 million

LONGMONT, COLORADO, April 17, 2012 - UQM Technologies, Inc. **(NYSE Amex: UQM)** has received a two year extension to the term of its U.S. Department of Energy Grant under the American Recovery and Reinvestment Act to accelerate the deployment of the next generation of electric vehicles. The period of performance for the program has been extended from 3 years to 5 years, extending the scheduled completion date to January 12, 2015. Through March 31, 2012, the Company has qualified for funding under the Grant of $16.9 million.

"This Grant has been instrumental in assisting us to introduce an automotive qualified electric propulsion system for the CODA all-electric vehicle, which recently went on sale in the State of California, and for our other customers who are planning for potential future clean vehicle introductions," said Eric Ridenour, UQM Technologies President and Chief Executive Officer. "The extension of this Grant for an additional two year term broadens our opportunity to commercialize our electric propulsion systems in the automotive, medium-duty truck and bus markets, install additional manufacturing capacity and continue work on our next generation of automotive qualified propulsion systems which we expect to be more efficient, smaller, lighter-weight, power dense and at a lower cost."

In addition to the ARRA Grant, the Company also has a $4 million program for the development of non-rare-earth magnet electric motors for use in electric and hybrid electric vehicles, with $3 million of the program funding provided by the DOE.

About UQM Technologies, Inc.

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators and power electronic controllers for the automotive, aerospace, military and industrial markets. A major emphasis for UQM is developing products for the alternative-energy technologies sector, including propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles, under-the-hood power accessories and other vehicle auxiliaries. UQM headquarters, engineering, product development center and manufacturing operation are located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things, future financial results and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-Q filed January 31, 2012, which is available through our website at www.uqm.com or at www.sec.gov.